EXHIBIT 2.02

FIRST AMENDMENT

TO

AGREEMENT AND PLAN OF REORGANIZATION

This First Amendment to Agreement and Plan of Reorganization (this “Amendment”) is made and entered into as of February 4, 2004 by and among Kana Software, Inc., a Delaware corporation (“Acquirer”), Bluestar Acquisition Corp., a California corporation and a wholly-owned subsidiary of Acquirer (“Sub”), and Hipbone, Inc., a California corporation (“Company”). Capitalized terms not defined herein shall have the meanings ascribed to such terms in the Agreement (as defined below).

RECITALS

WHEREAS, Acquirer, Sub and the Company have entered into that certain Agreement and Plan of Reorganization dated as of December 31, 2003 (the “Agreement”);

WHEREAS, Acquirer, Sub and the Company desire to amend the Agreement in accordance with terms of this Amendment;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, Acquirer, Sub and the Company agree to amend the Agreement as follows:

AMENDMENT

1. Amendment.

(a) The definition of “Termination Date” in Section 1.1 of the Agreement shall be amended and restated in its entirety as follows:

““Termination Date” means February 10, 2004.”

(b) The text of Section 11.1 of the Agreement shall be amended and restated in its entirety as follows:

“11.1 Agreement to Indemnify.

(a) Each Company Noteholder will severally, and not jointly, based on each Company Noteholder’s Pro Rata Share, indemnify and hold harmless Acquirer, the Surviving Corporation and their respective directors, officers, agents, representatives, stockholders and employees, and each Person, if any, who controls or may control Acquirer or the Surviving Corporation within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Person” and, collectively, the “Indemnified Persons”) from and against any and all claims, demands, suits, actions, causes of actions, losses, reductions in value, costs, damages, Liabilities and expenses, including reasonable attorneys’ fees, other professionals’ and experts’ reasonable fees, and court or arbitration costs without reduction for any tax benefit (collectively, “Damages”), directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of: (i) any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by Company in this Agreement, the Company Disclosure Letter or any agreement, certificate or document delivered by or on behalf of Company or an officer of Company pursuant hereto, (ii) (A) any claim of any interest in Sub or Acquirer by Genesys Telecommunications Laboratories, Inc. (“Genesys”) based on a warrant of the Company held by Genesys as of the Closing, any exercise or attempted exercise of such warrant by Genesys following the Closing, or any claim by Genesys of a breach of such warrant by Company, Sub or Acquirer, or (B) any infringement or claimed infringement by Company of any patents of Genesys or any of its Affiliates (any claim under this subsection (ii) shall hereinafter be referred to as a “Special Indemnity Claim”).

(b) Each Company Noteholder will severally, and not jointly, indemnify and hold harmless the Indemnified Persons from and against any and all Damages directly or indirectly incurred, paid or accrued in connection with, resulting from or arising out of any inaccuracy, misrepresentation or default in, or breach of, any of the representations, warranties or covenants given or made by such Company Noteholder in such Company Noteholder’s Investment Representation Letter.”

2. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

3. Effective Date of Amendment. This Amendment shall become effective immediately upon the execution hereof by Acquirer, Sub and the Company.

4. Continuing Effectiveness. The Agreement, except as amended hereby, remains unamended, and, as amended hereby, remains in full force and effect. Acquirer, Sub and the Company hereby reaffirm the continuing effectiveness of the Agreement.

5. Counterparts. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same document.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

KANA SOFTWARE, INC.		HIPBONE, INC.

By:	/s/ Brian Kelly	By:	/s/ Michael Burkland

Name: Brian Kelly		Name: Michael Burkland
Title: Executive Vice President of Product Strategy		Title: President and CEO

BLUESTAR ACQUISITION CORP.

By:	/s/ Michelle Philpot

Name: Michelle Philpot Title: President and CEO

[Signature Page to First Amendment to Agreement and Plan of Reorganization]

3